Exhibit 99.1

AVEO Reports First Quarter 2017 Financial Results and Provides Business Update

CAMBRIDGE, Mass. – May 4, 2017 – AVEO Oncology (NASDAQ: AVEO) today reported financial results for the first quarter ended March 31, 2017, and provided a business update.

“We strengthened our balance sheet in the first quarter through an underwritten public offering, giving us the resources to potentially fund operations through the readout of our pivotal, Phase 3 TIVO-3 study of tivozanib in renal cell cancer (RCC), expected in the first quarter of 2018,” said Michael Bailey, president and chief executive officer of AVEO. “TIVO-3, which is designed to serve as the basis for a potential U.S. registration of tivozanib as a first- and third-line treatment for RCC, remains on track to complete enrollment and a pre-planned interim futility analysis in June of this year.    We also look forward to several other potential key milestones this year, including completion of the Phase 1 portion of the Phase 1/2 TiNivo trial a tivozanib-nivolumab combination study in RCC, a regulatory decision in Europe for marketing approval of tivozanib as a first line treatment for RCC, and notable progress in our pipeline programs.”

Mr. Bailey continued: “Among our pipeline programs, we look forward to two planned ficlatuzumab data presentations from investigator sponsored studies at ASCO, one in head and neck cancer and the other in acute myeloid leukemia. Ficlatuzumab, which targets Hepatocyte Growth Factor (HGF) with high affinity and specificity to inhibit HGF/c-Met biological activities, continues to attract investigator interest.”

Recent Updates

•	Completion of the First Dose Cohort of the Phase 1/2 TiNivo Study of Tivozanib in Combination with Nivolumab in RCC. AVEO today announced completion of the first dose cohort, and initiation of enrollment in the second and final dose cohort, of the Phase 1 portion of the Company’s Phase 1/2 TiNivo trial evaluating tivozanib in combination with Opdivo® (nivolumab), Bristol-Myers Squibb’s anti-PD-1 therapy, in advanced RCC. The study, which is led by the Institut Gustave Roussy in Paris, is under the direction of Professor Bernard Escudier, MD, Chairman of the Genitourinary Oncology Committee. The Phase 1 portion of the study, which the Company expects to complete in the first half of 2017, will primarily evaluate the safety of tivozanib in combination with nivolumab at escalating doses of tivozanib. If the Company receives favorable results, it expects to follow immediately with an expansion Phase 2 trial at the established combination dose.

•

Presentation of Posters at Upcoming 2017 American Society of Clinical Oncology (ASCO) Annual Meeting. In April 2017, AVEO announced that poster presentations for three clinical studies will be presented at the upcoming 2017 ASCO Annual Meeting, to be held June 2-6, 2017. Among these are two presentations that highlight ficlatuzumab results from Phase 1 investigator-sponsored studies, one in head and neck squamous cell carcinoma and the other in acute myeloid leukemia. In addition, a Trials in Progress presentation will highlight the ongoing Phase 3, randomized, controlled, multi-center, open-label TIVO-3 study comparing tivozanib, the Company’s potent, selective, long half-life inhibitor of all three vascular endothelial growth factor (VEGF) receptors, to sorafenib in subjects with refractory advanced renal cell carcinoma.

•	Submission of Response to Tivozanib Marketing Authorization Application (MAA) Day 180 List of Outstanding Issues (LOI). In April 2017, AVEO announced that its European licensee for tivozanib, EUSA Pharma, submitted responses to the European Medicines Agency (EMA) Day 180 LOI related to the MAA for tivozanib as a first-line treatment for RCC. With submission of the response complete, EUSA remains tentatively scheduled to provide an oral explanation to the EMA’s Committee for Medicinal Products for Human Use at its May 2017 meeting.

•	Receipt of Milestone Payment from CANbridge for AV-203. In April 2017, AVEO announced receipt of a $500,000 milestone payment from CANbridge Life Sciences Ltd., a biopharmaceutical company focused on developing western drug candidates in China and North Asia, related to a technology transfer milestone for AV-203, AVEO’s clinical-stage ErbB3 (HER3) inhibitory antibody candidate. CANbridge is planning clinical development of AV-203 in squamous cell esophageal cancer as its initial indication.

•	Closing of Public Offering and Full Exercise of Option to Purchase Additional Shares. In March 2017, AVEO announced the closing of an underwritten public offering of 34,500,000 shares of common stock, including the exercise in full by the underwriter of its option to purchase 4,500,000 shares at the public offering price of $0.50 per share. The net proceeds of the offering were approximately $15.5 million, and are expected to be used for working capital and general corporate purposes

•	TIVO-3 Enrolling Ahead of Schedule and Passes First Safety Monitoring Committee Safety Review; Pre-Planned Interim Futility Analysis Expected Midyear 2017. In February 2017, AVEO announced that its pivotal, Phase 3 TIVO-3 trial, a randomized, controlled, multi-center, open-label study to compare tivozanib to sorafenib in subjects with refractory advanced RCC, successfully completed the first safety review by the study’s Safety Monitoring Committee (SMC). The SMC concluded that no safety concern was observed for tivozanib and recommended that the study replace the small number of patients who dropped out prior to starting treatment. The Company announced just prior to the safety review that the TIVO-3 trial is enrolling substantially ahead of schedule. With the SMC recommendation to replace early dropouts, the Company still expects to complete enrollment in June 2017, ahead of its prior guidance of August 2017. A pre-planned futility analysis of the trial is expected around midyear 2017, with topline data expected in the first quarter of 2018. The TIVO-3 trial, together with the previously completed TIVO-1 trial of tivozanib in the first-line treatment of RCC, is designed to support potential regulatory approval of tivozanib in the U.S. as a third- and first- line treatment for RCC.

Personnel Updates

AVEO also announced today that Keith S. Ehrlich, the Company’s Chief Financial Officer, will be retiring from the Company, effective July 1, 2017. The Company has initiated a search for a new chief financial officer. Michael Bailey, the Company’s President and CEO, will assume certain of Mr. Ehrlich’s duties on an interim basis, to the extent a new chief financial officer has not been named by the time of Mr. Ehrlich’s retirement.

Mr. Bailey added: “We greatly appreciate Keith’s contributions to AVEO and wish him well in his future endeavors. His leadership and guidance through a period of turnaround for the Company have been greatly valued. We look forward to a completing the search for a new chief financial officer as expeditiously as possible.”

First Quarter 2017 Financial Highlights

•	AVEO ended Q1 2017 with $33.4 million in cash, cash equivalents and marketable securities as compared with $23.3 million at December 31, 2016.

•	Total collaboration revenue for Q1 2017 was approximately $2.5 million compared with $1.2 million for Q1 2016.

•	Research and development expense for Q1 2017 was $8.0 million compared with $6.0 million for Q1 2016.

•	General and administrative expenses for Q1 2017 was $2.3 million compared with $2.5 for Q1 2016.

•	Net loss for Q1 2017 was $8.8 million, or a loss of $0.12 per basic and diluted share compared with net loss of $7.7 million or a loss of $0.13 per basic and diluted share for Q1 2016.

Updated Financial Guidance

We believe that our $33.4 million in cash resources would allow us to fund our planned operations into the second quarter of 2018.

About AVEO

AVEO Oncology (AVEO) is a biopharmaceutical company dedicated to advancing a broad portfolio of targeted therapeutics for oncology and other areas of unmet medical need. The Company is focused on seeking to develop and commercialize its lead candidate tivozanib, a potent, selective, long half-life inhibitor of vascular endothelial growth factor 1, 2 and 3 receptors, in North America as a treatment for renal cell carcinoma and other cancers. AVEO is leveraging multiple partnerships aimed at developing and commercializing tivozanib in oncology indications outside of North America, and at progressing its pipeline of novel therapeutic candidates in cancer and cachexia (wasting syndrome). For more information, please visit the company’s website at www.aveooncology.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of AVEO that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. The words “anticipate,” “believe,” “expect,” “intend,” “may,” “plan,” “potential,” “could,” “should,” “would,” “seek,” “look forward,” “advance,” “goal,” “strategy,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about AVEO’s and its collaborators’ future discovery, development and commercialization plans and efforts, including without limitation with respect to tivozanib, ficlatuzumab and AVEO’s other programs and platforms; and AVEO’s strategy, prospects, plans and objectives; the timing of the completion of enrollment and the data readout for the TIVO-3 trial; the timing of the completion of the Phase 1 portion of the TiNivo trial; and the Company’s cash runway. AVEO has based its expectations and estimates on assumptions that may prove to be incorrect. As a result, readers are cautioned not to place undue reliance on these expectations and estimates. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to AVEO’s ability to enter into and maintain its third party collaboration agreements, and its ability, and the ability of its licensees and other partners, to achieve development and commercialization objectives under these arrangements; AVEO’s ability, and the ability of its licensees, to demonstrate to the satisfaction of applicable regulatory agencies the safety, efficacy and clinically meaningful benefit of AVEO’s product candidates; AVEO’s ability to successfully enroll and complete clinical trials, including the TIVO-3 and TiNivo studies; AVEO’s ability to achieve and maintain compliance with all regulatory requirements applicable to its product candidates; AVEO’s ability to obtain and maintain adequate protection for intellectual property rights relating to its product candidates and technologies; developments, expenses and outcomes related to AVEO’s ongoing shareholder litigation; AVEO’s ability to successfully implement its strategic plans; AVEO’s ability to raise the substantial additional funds required to achieve its goals, including those goals pertaining to the development and commercialization of tivozanib; unplanned capital requirements; adverse general economic and industry conditions; competitive factors; and those risks discussed in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” included in AVEO’s Annual Report on Form 10-K for the year ended December 31, 2016, its quarterly reports on Form 10-Q and in other filings that AVEO may make with the SEC in the future. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments may cause its views to change. While AVEO may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date other than the date of this press release.

AVEO Contact:

David Pitts, Argot Partners

(212) 600-1902

aveo@argotpartners.com

AVEO PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Collaboration and licensing revenue	$2,532	$1,203
Operating expenses:
Research and development	7,956	5,972
General and administrative	2,331	2,463

	10,287	8,435

Loss from operations	(7,755)	(7,232)
Other expense, net:
Change in fair value of warrant liability	(484)	—
Other expense, net	(551)	(378)

Other expense, net	(1,035)	(378)

Loss before provision for income taxes	(8,790)	(7,610)
Provision for income taxes	(50)	(100)

Net loss	$(8,840)	$(7,710)

Basic and diluted net loss per share	$(0.12)	$(0.13)
Weighted average number of common shares outstanding	76,246	58,166

Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	March 31,	December 31,
	2017	2016
Assets
Cash, cash equivalents and marketable securities	$33,411	$23,348
Accounts receivable	676	1,027
Prepaid expenses and other current assets	1,812	1,940
Other assets	685	970

Total assets	$36,584	$27,285

Liabilities and stockholders’ equity (deficit)
Accounts payable and accrued expenses	$9,689	$7,715
Loans payable	14,138	14,003
Deferred revenue	2,079	2,207
Warrant liability	5,077	4,593
Other liabilities	690	690
Stockholder’s equity (deficit)	4,911	(1,923)

Total liabilities and stockholders’ equity (deficit)	$36,584	$27,285